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Exhibit 5.7

CONSENT OF EXPERT

        In connection with the Registration Statement on Form F-10 of Goldcorp Inc., I, Joe Hinzer, President of Watts, Griffis and McOuat Limited ("WGM"), hereby consent to the use of WGM's name in connection with references to WGM's involvement in the preparation of a technical report entitled "An audit of the Mineral Reserves/Resources Tayoltita, Santa Rita, San Antonio, and San Martin Mines as of December 31, 2004 for Wheaton River Minerals Ltd." dated December 9, 2005 (the "Technical Report") and to references to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

WATTS, GRIFFIS AND MCOUAT LIMITED
By:	/S/ JOE HINZER
Name:	Joe Hinzer
Title:	President
Date:	May 4, 2006

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CONSENT OF EXPERT